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                                                    This filing is made pursuant
                                                    to Rule 424(b)(3) under
                                                    the Securities Act of
                                                    1933 in connection with
                                                    Registration No. 333-32800


VESTIN MORTGAGE AND DM MORTGAGE
INVESTORS ANNOUNCE FUND RESULTS

May 7, 2001--Vestin Mortgage Inc., a subsidiary of Vestin Group Inc. (Nasdaq:VSTN - news) and the manager of DM Mortgage Investors LLC (the "company"), today announced that as of April 30, 2001, the company has funded 33 mortgage loans in the aggregate amount of $78,041,451.

The average maturity of these loans was 12 months with an average interest rate of 13.98% per annum. During the month of April, the company distributed to its unit holders $646,282, which constituted a weighted average per annum interest rate yield of 13.55%. For the four months of 2001, the company distributed to its unit holders a weighted average per annum interest rate yield of 13.49%.

Vestin Group Inc., through the company's lending division, is one of the nation's largest private lenders. Its subsidiary, Vestin Mortgage, is a Las Vegas-based commercial mortgage broker. Vestin Mortgage has facilitated more than $530 million in the last three years in lending transactions.